EXHIBIT 99.1

500 Westridge Drive

Watsonville, CA 95076-4100

Telephone (831) 728-2700

May 28, 2015

To: West Marine Stockholders

cc: West Marine Board of Directors

From: Randy Repass

I wanted to let you know that while I will stay on the Board of West Marine, I have decided not to put my name up for re-election by the Board as Chairman. I have a lot of confidence in our current Board of Directors, our leadership and strategies. I’m totally committed to doing everything I can to help West Marine achieve its goals and strategic plan.

However, at this time I’d like to make more time for other interests, including marine conservation. I’m looking forward to spending time with my family, cruising in beautiful places, “product testing” and talking to customers.

I am pleased that Barbara Rambo, who has been on West Marine’s Board since 2009, has been unanimously appointed by the Board to serve as its new Chair. For the past few years, Barbara has served as Lead Independent Director, and Chair of West Marine’s Nomination and Governance Committee. She was also a member of our Audit and Finance and Compensation and Leadership Development Committees. Barbara has done an excellent job overseeing development of best in class governance, nomination and compensation policies. She has served as head of national commercial banking for Bank of America as well as CEO of two technology companies, including Nietech Corporation and OpenClose Technologies. Since 2009, she has served as the CEO of Taconic Management Services and she currently sits on the Board of PG&E Corporation where she serves as Chair of the Finance Committee and as a member of the Compensation and Nominating and Governance committees.

Barbara and her husband sail a Catalina 30 on the San Francisco Bay. She loves West Marine and is a very savvy business woman. I want to thank Barbara for her Board service to West Marine and for agreeing to serve as Board Chair! We are very fortunate that Barbara has agreed to take on this new role.